Exhibit 99.2

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200
	Media Relations:	Pure Communications, Inc.
Dan Budwick
973-271-6085

VIVUS ANNOUNCES PROMOTION OF PETER TAM TO PRESIDENT

Tam Also Appointed to VIVUS Board of Directors

MOUNTAIN VIEW, Calif., November 3, 2009 — VIVUS, Inc. (NASDAQ: VVUS) today announced the promotion of Peter Tam to president of VIVUS. In this position, Mr. Tam will lead and have overall responsibility for VIVUS’ development and business functions, including corporate and product strategy, business development, clinical and preclinical development, regulatory affairs and chemistry, manufacturing and controls. Leland Wilson, formerly president and chief executive officer, will remain CEO of VIVUS. Mr. Tam was also appointed to the Board of Directors.

“Peter’s promotion to president, and appointment to the VIVUS board of directors, acknowledges his outstanding leadership qualities, vast experience and passionate commitment to VIVUS’ mission to develop and deliver truly innovative therapies for large markets,” stated Mr. Wilson. “Throughout his 16-year tenure at VIVUS, Peter has made major contributions to the company, including the early work that served as the foundation for the in-licensing and development of Qnexa, business development activities that led to the successful partnering/out-licensing of Evamist and the overall development strategy for avanafil. He clearly has the strategic vision, leadership skills, and operational effectiveness to create value for VIVUS and its shareholders at this critical juncture for the company. We are pleased to promote Peter to president of VIVUS.”

Mr. Tam has held various leadership positions at VIVUS over the last 16 years, including director of clinical and corporate development, senior vice president of product and corporate development and chief operating officer. His responsibilities have included clinical development, strategic planning, and corporate/business development. Prior to VIVUS, Mr. Tam held various research and clinical development positions at Genentech from 1991 through 1993 and XOMA Corporation from 1987 to 1991. Mr. Tam received a B.S. in Chemistry from University of California Berkeley and his M.B.A. at Santa Clara University.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040  Tel 650-934-5200  Fax 650-934-5389  www.vivus.com

About VIVUS

VIVUS is a biopharmaceutical company developing innovative, next-generation therapies to address unmet needs in obesity, diabetes and sexual health.  The company’s lead product in clinical development, Qnexa™, has recently completed phase 3 clinical trials for the treatment of obesity. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes.  In the area of sexual health, VIVUS is in phase 3 development with avanafil, a potentially best-in-class PDE5 inhibitor, and in phase 2 development of Luramist™ for the treatment of hypoactive sexual desire disorder (HSDD) in women. MUSE® (alprostadil), a first generation therapy for the treatment of ED, is already on the market and generating revenue for VIVUS. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2008 and periodic reports filed with the Securities and Exchange Commission.

###